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                                                                       EXHIBIT 2

                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER ("Plan of Merger"), dated as of November 16, 2004, is entered into by and between CB Merger Company ("Merger Co.") and Commercial National Financial Corporation ("Commercial").

         Merger Co. is a corporation, duly organized and validly existing under the laws of the State of Michigan. As of the date of this Plan of Merger, the authorized capital stock of Merger Co. consists of 60,000 shares of common stock, no par value ("Merger Co. Common Stock"), of which 100 shares are issued and outstanding. All of Merger Co.'s outstanding shares are owned by Commercial. Commercial is a corporation, duly organized and validly existing under the laws of the State of Michigan. As of the date of this Plan of Merger, the authorized capital stock of Commercial consists of its common stock, no par value ("Commercial Common Stock"), of which 5,000,000 shares are authorized and of which 4,097,973 shares are issued and outstanding. The respective Boards of Directors of Commercial and Merger Co. deem this Plan of Merger advisable and in the best interests of each such corporation and their respective shareholders. The respective Boards of Directors of Commercial and Merger Co. have each adopted the Plan of Merger, directed that this Plan of Merger be submitted for approval by their respective shareholders, and recommended that the Plan of Merger be approved by their respective shareholders.

         Merger Co. and Commercial agree:

                                  ARTICLE I THE
                                     MERGER

         1.1 THE MERGER. Subject to the terms and conditions of this Plan of Merger, and in accordance with the Michigan Business Corporation Act (the "Act"), at the Effective Time (as defined in Section 1.2), Merger Co. will merge with and into Commercial (the "Merger"). Commercial will survive the Merger and will continue its corporate existence (referred to after the Merger as the "Surviving Corporation") under the laws of the State of Michigan. Upon consummation of the Merger, the separate corporate existence of Merger Co. will terminate and the name of the Surviving Corporation will be "Commercial National Financial Corporation."

         1.2 EFFECTIVE TIME. After approval of this Plan of Merger by the shareholders of Merger Co. and Commercial, a certificate of merger will be filed with the Michigan Department of Labor and Economic Growth for approval. The Merger will become effective (the "Effective Time") when the certificate of merger has been filed with the Michigan Department of Labor and Economic Growth or as of any later time specified in the certificate of merger.

         1.3 EFFECTS OF THE MERGER. At and after the Effective Time, the Merger will have the effects set forth in the Act and in this Plan of Merger.

         1.4 TREATMENT OF COMMON STOCK.

                  (a) At the Effective Time, by virtue of the Merger and without any shareholder action, the following will occur:

                           (i) all outstanding shares of Commercial Common Stock
(other than shares of Commercial Common Stock, the holders of which exercise and perfect dissenters' rights as set forth in Article III), whether Record Shares (as hereinafter defined), or Street Shares (as hereinafter defined), held by a Holder (as hereinafter defined) holding fewer than 4,000 shares of Commercial Common Stock immediately before the Effective Time (a "Nonqualified Holder") shall, without any action on the part of the holder thereof, be canceled and converted into the right to receive cash equal to $12.50 per share of Commercial Common Stock (the "Cash Consideration"); provided, however, that Commercial may presume that all Street Shares are held by Holders holding fewer than 4,000 shares of Commercial Common Stock immediately before the Effective Time unless

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either Commercial or a beneficial owner of Street Shares are able to demonstrate to Commercial's satisfaction that such shares are held beneficially by a Holder holding 4,000 or more shares of Commercial Common Stock immediately before the Effective Time, in which event such shares shall remain outstanding with all rights, privileges, and powers existing immediately before the Effective Time;

                           (ii) all outstanding shares of Commercial Common
Stock other than those described in subparagraph 1.4(a)(i) as being converted into the right to receive the Commercial Cash Consideration, shall remain outstanding with all rights, privileges, and powers existing immediately before the Effective Time; and

                           (iii) the outstanding shares of Merger Co. Common
Stock shall, without any action on the part of the holder thereof, be canceled.

                  In no event shall any Holder holding, of record or beneficially, immediately before the Effective Time, 4,000 or more shares of Commercial Common Stock (a "Qualified Holder") (including any combination of Record Shares and Street Shares) in the aggregate be entitled to receive any Cash Consideration with respect to the shares of Commercial Common Stock so held. It shall be a condition precedent to the right of any Holder to receive the Cash Consideration, if any, payable with respect to the shares of Commercial Common Stock held by such Holder that such Holder certify to Commercial in the letter of transmittal delivered by Commercial as described in Section 2.2 that such Holder held, of record or beneficially, immediately before the Effective Time fewer than 4,000 shares of Commercial Common Stock (including any combination of Record Shares and Street Shares) in the aggregate.

         1.5 CERTAIN DEFINITIONS. For purposes hereof:

                  (a) The term "Record Shares" shall mean shares of Commercial Common Stock other than Street Shares, and any Record Share shall be deemed to be held by the registered holder thereof as reflected on the books of Commercial;

                  (b) The term "Street Shares" shall mean shares of Commercial Common Stock held of record in street name, and any Street Share shall be deemed to be held by the beneficial owner thereof as reflected on the books of the nominee holder thereof; and

                  (c) The term "Holder" shall mean (i) any record holder or holders of Record Shares who would be deemed, under Rule 12g5-1 promulgated under the Securities Exchange Act of 1934, as amended, to be a single "person" for purposes of determining the number of record shareholders of Commercial, and
(ii) any other person or persons who would be deemed to be a "Holder" under clause (i) above if the shares of Commercial Common Stock such person holds beneficially in street name were held of record by such person or persons.

         1.6 ARTICLES OF INCORPORATION. The Articles of Incorporation of Commercial in effect as of the Effective Time will be the Articles of Incorporation of the Surviving Corporation after the Merger until amended in accordance with applicable law.

         1.7 BYLAWS. The Bylaws of Commercial in effect as of the Effective Time will be the Bylaws of the Surviving Corporation after the Merger until amended in accordance with applicable law.

         1.8 BOARD OF DIRECTORS. The directors of Commercial immediately prior to the Effective Time will be the directors of the Surviving Corporation from and after the Effective Time until their respective successors will have been elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws.

         1.9 OFFICERS. The officers of Commercial immediately prior to the Effective Time will be the officers of the Surviving Corporation from and after the Effective Time until their respective successors have been


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elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws.

         1.10 SHAREHOLDER APPROVAL. The Merger is subject to the condition that this Plan of Merger be approved by a vote of the holders of a majority of the issued and outstanding shares of Commercial Common Stock.

                                   ARTICLE II
                               STOCK CERTIFICATES

         2.1 CERTIFICATES HELD BY QUALIFIED HOLDERS. Certificates evidencing shares of Commercial Common Stock held by a Qualified Holder as of the Effective Time will evidence the same number of shares of common stock of the Surviving Corporation after the Effective Time.

         2.2 CERTIFICATES HELD BY NONQUALIFIED HOLDERS. After the Effective Time, the Surviving Corporation will send or deliver to each Nonqualified Holder a letter of transmittal. This letter will describe how to exchange stock certificates for the Cash Consideration. Until presented to the Surviving Corporation as directed by the letter of transmittal, certificates that previously represented shares of Commercial Common Stock held by a Nonqualified Holder will only evidence the right to receive cash as provided in this Plan of Merger. Upon presentation to the Surviving Corporation of certificates that previously represented shares of Commercial Common Stock held by a Nonqualified Holder, cash will be paid in an amount to which such holder will be entitled pursuant to Article I of this Plan of Merger. No interest will be due on any cash payable pursuant to this Plan of Merger, except as may be applicable pursuant to Article III.

                                   ARTICLE III
                               DISSENTERS' RIGHTS

         Pursuant to a resolution of the Board of Directors, each Nonqualified Holder may elect to dissent from this Plan of Merger, and obtain payment for his or her shares of Common Stock, in the manner, with the rights, and subject to the requirements applicable to dissenting shareholders as provided in Sections 761 through 774 of the Act. No other Holder will have the right to dissent. The right of a Nonqualified Holder to dissent is subject to the condition that the Nonqualified Holder comply strictly with Sections 765, 767 and 772 of the Act, and any Nonqualified Holder who exercises dissenters' rights will be deemed by such exercise to have agreed to be bound by those sections of the Act. As provided in Section 765 of the Act, a Nonqualified Holder who wishes to assert dissenters' rights must deliver to Commercial, before the shareholder vote to approve this Plan of Merger is taken, a written notice of his or her intent to demand payment for his or her shares if this Plan of Merger is effectuated. In addition, the dissenting Nonqualified Holder must not vote his or her shares in favor of the Plan of Merger proposal.

                                   ARTICLE IV
                               GENERAL PROVISIONS

         4.1 RESOLUTION OF ISSUES.

                  (a) Commercial (along with any other person or entity to which it may delegate or assign any responsibility or task with respect thereto) shall have full discretion and exclusive authority (subject to its right and power to so delegate or assign such authority) to (i) make such inquiries, whether of any shareholder(s) or otherwise, as it may deem appropriate for purposes of this Plan of Merger and (ii) resolve and determine, in its sole discretion, all ambiguities, questions of fact and interpretive and other matters relating to this Plan of Merger, including, without limitation, any questions as to the number of shares of Commercial Common Stock held by any Holder immediately before the Effective Time. All determinations by Commercial under this Section 4.1(a) shall be final and binding on all parties, and no person or entity shall have any recourse against Commercial or any other person or entity with respect thereto.


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                  (b) For purposes of this Plan of Merger, Commercial may in its sole discretion, but shall not have any obligation to do so, (i) presume that any shares of Commercial Common Stock held in a discrete account (whether record or beneficial) are held by a person distinct from any other person, notwithstanding that the registered or beneficial holder of a separate discrete account has the same or a similar name as the holder of a separate discrete account; and (ii) aggregate the shares of Commercial Common Stock held (whether of record or beneficially) by any person or persons that Commercial determines to constitute a single Holder for purposes of determining the number of shares of Commercial Common Stock held by such Holder.

         4.2 GOVERNING LAW. This Plan of Merger will be governed and construed in accordance with the laws of the State of Michigan, without regard to any applicable conflicts of law.

         4.3 ABANDONMENT. At any time prior to the Effective Time, before or after approval of the Plan of Merger by the shareholders of Merger Co. and Commercial, Merger Co. and Commercial may abandon this Plan of Merger without further shareholder action by a written agreement signed by an officer of each of Merger Co. and Commercial; provided, however, that if a certificate of merger has been filed, this Plan of Merger may not be abandoned unless a certificate of abandonment is filed with the Michigan Department of Labor and Economic Growth within 10 days of the abandonment, but not later than the proposed effective date. If abandoned, this Plan of Merger will terminate and be of no further force and effect and no shareholder shall have any rights under this Plan of Merger.

         4.4 AMENDMENT. Subject to compliance with applicable law, this Plan of Merger may be amended by a written agreement executed by Merger Co. and Commercial and authorized by their respective Boards of Directors or duly authorized committees at any time before or after approval of the Plan of Merger by the shareholders of Merger Co. or Commercial; provided, however, that after any approval of the transactions contemplated by this Plan of Merger by the shareholders of Commercial, there may not be, without further approval of such shareholders, any amendment of this Plan of Merger which (i) alters or changes the amount or the form of the consideration to be delivered to the holders of Commercial Common Stock other than as contemplated by this Plan of Merger, (ii) alters or changes any term of the Articles of Incorporation of the Surviving Corporation, or (iii) adversely affects the holder of any stock of the constituent corporations.

THIS AGREEMENT AND PLAN OF MERGER has been executed as of the date first above written.

CB MERGER COMPANY                               COMMERCIAL NATIONAL FINANCIAL
                                                CORPORATION


By:  /s/ Jeffrey S. Barker                      By:  /s/ Jeffrey S. Barker
    ----------------------------                    ----------------------------
    Jeffrey S. Barker, President                    Jeffrey S. Barker, President